Exhibit 99.1

Contact: Tempur-Pedic Investor Relations, 800-805-3635

TEMPUR-PEDIC REPORTS THIRD QUARTER EPS OF $0.34

– Achieves Record Quarterly Net Sales of $241 Million Up 17%

LEXINGTON, KY, October 19, 2006 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced record earnings per share and net sales for the third quarter ended September 30, 2006.

•	Earnings per share (EPS) doubled to $0.34 per diluted share in the third quarter of 2006 from $0.17 per diluted share in the third quarter of 2005. Net income in the third quarter of 2006 increased 66% to $28.9 million from $17.4 million in the third quarter of 2005.

•	Net sales rose 17% to $240.9 million in the third quarter of 2006 from $206.1 million in the third quarter of 2005. Retail sales increased 25% worldwide. Domestic retail sales increased 31% and international retail sales increased 12%. Sales in the U.S. furniture and bedding retail channel were especially strong, with an increase of 43%.

•	Worldwide, mattress unit growth increased 14%. Domestic mattress unit growth was particularly strong, increasing 26%.

•	Cash flow provided by operations increased 56% to $46.6 million in the third quarter of 2006 from $30.0 million in the third quarter of 2005. The increase was principally driven by improved net income and working capital. For the nine months ended September 30, 2006, cash flow provided by operations increased 68% to $133.1 million from $79.1 million for the nine months ended September 30, 2005.

•	Within the quarter, total debt declined by $43.7 million to $373.5 million reflecting net principal payments of $25.4 million on its U.S. facilities, $17.7 million on its European term loan and the impact of favorable foreign exchange rates on its international borrowings.

President and Chief Executive Officer H. Thomas Bryant commented, “Tempur-Pedic International turned in another solid quarter of net sales and earnings representing quarterly records for net sales, EPS and mattress units. We believe the initiatives put in place to accelerate growth are continuing to gain momentum, new products are being well received and efforts to control costs and further increase productivity are succeeding. In addition, our business continues to show its strong cash flow dynamics with operating cash flow up 56% to nearly $47 million.”

Bryant continued, “Our U.S. operations delivered strong performance, resulting in significantly improved mattress unit growth, account productivity and operating leverage. Recent new product introductions and the refreshing of the Classic model helped to increase our retail floor space and improve market share. In addition, domestic pillow sales improved based primarily on sales of existing models. The new Symphony pillow line started shipping at the end of the quarter and is expected to be more widely distributed in the fourth quarter.

“Internationally, many of our key European markets experienced strong growth and achieved record sales levels. Excluding Japan and certain third party distributors, our international business continues to perform generally as expected and capture additional market share. However, we experienced modest growth in total as Japan continues to under perform and we are in the process of replacing certain third party distributors.”

Chief Financial Officer Dale Williams noted, “While our strategy to grow the retail channel and gain share in mattresses has accelerated growth, gross margins continue to be adversely affected by channel and product mix. However, initiatives to generate productivity improvements and cost reductions continue to yield significant benefits. In addition, the geographic earnings mix varied from our expectations, which resulted in a higher effective tax rate for the Company.”

Bryant concluded, “The specialty bedding category led by Tempur-Pedic continues to expand and take market share from traditional innerspring mattress manufacturers. We are pleased with our performance in the quarter and believe we are taking the necessary steps to continue growth and improve productivity going forward.”

2006 Guidance

The Company confirmed its prior guidance ranges for GAAP diluted earnings per share and net sales for full year 2006. The Company currently expects to be towards the high-end of its full year 2006 GAAP diluted earnings per share guidance range of $1.26 to $1.31, an increase of 30% to 35% over the Company’s GAAP EPS for 2005. The Company currently expects to be towards the low-end of its full year 2006 net sales guidance range of $940.0 million to $970.0 million, an increase of 12% to 16% over 2005. The Company notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Conference Call Information

Tempur-Pedic International will host a live conference call with President and Chief Executive Officer H. Thomas Bryant and Chief Financial Officer Dale Williams to discuss financial results today, October 19, 2006 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 866-362-4832, conference ID#77994461. The call is also being webcast, and can be accessed at http://www.tempurpedic.com/ir.

For those who cannot listen to the live broadcast, a replay of the call will be available from October 19, 2006 at 8:00 p.m. Eastern Time through October 26, 2006. To listen to the telephone replay, dial 888-286-8010, conference ID #69254260.

An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, statements relating to the impact of initiatives to accelerate growth, maintain costs and improve productivity, the rollout and market acceptance of new products, and expectations regarding floor expansion in the retail channel, market share gains and net sales and net income for 2006, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions and consumer confidence; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to further penetrate the US retail furniture channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors”. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes premium mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in specialty sleep, the fastest growing segment of the estimated $12 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Chg%	2006	2005	Chg%
Net sales	$240,917	$206,095	17%	$688,465	$621,089	11%
Cost of sales	124,894	103,577		354,672	305,793

Gross profit	116,023	102,518	13%	333,793	315,296	6%
Selling and marketing expenses	41,579	41,590		126,674	124,708
General and administrative expenses	19,465	17,483		55,870	51,849
Research and development expenses	1,240	627		3,031	1,944

Operating income	53,739	42,818	26%	148,218	136,795	8%

Other income (expense), net:
Interest expense, net	(6,728)	(5,079)		(17,402)	(15,306)

Loss on extinguishment of debt	—	—		—	(717)
Other income (expense), net	(201)	(160)		(349)	167

Total other expense	(6,929)	(5,239)		(17,751)	(15,856)

Income before income taxes	46,810	37,579		130,467	120,939
Income tax provision	17,947	20,211		48,599	51,971

Net income	$28,863	$17,368	66%	$81,868	$68,968	19%

Earnings per share:
Basic	$0.35	$0.18		$0.96	$0.70

Diluted	$0.34	$0.17		$0.92	$0.67

Weighted average shares outstanding:
Basic	82,946	99,090		85,533	98,770

Diluted	85,681	103,346		88,666	103,171

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	September 30, 2006	December 31, 2005	Chg%
ASSETS

Current Assets:
Cash and cash equivalents	$15,253	$17,855
Accounts receivable, net	136,236	111,726
Inventories	63,754	81,064
Prepaid expenses and other current assets	10,478	11,072
Income taxes receivable	—	19
Deferred income taxes	8,288	6,532

Total Current Assets	234,009	228,268	3%

Property, plant and equipment, net	206,541	193,224
Goodwill	199,258	199,962
Other intangible assets, net	71,598	73,908
Deferred financing and other non-current assets, net	6,462	6,949

Total Assets	$717,868	$702,311	2%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$38,439	$33,639
Accrued expenses and other	65,747	56,570
Income taxes payable	23,090	—
Current portion of long-term debt	19,051	30,770

Total Current Liabilities	146,327	120,979	21%

Long-term debt	354,425	313,711
Deferred income taxes	39,532	40,386
Other non-current liabilities	415	906

Total Liabilities	540,699	475,982	14%

Stockholders’ Equity:
Common stock, $.01 par value; 300,000 shares authorized; 99,215 shares issued as of September 30, 2006 and December 31, 2005	992	992
Additional paid in capital	261,973	255,369
Deferred stock compensation, net of amortization of $12,312 as of December 31, 2005	—	(2,196)
Retained earnings	111,705	46,245
Accumulated other comprehensive income	1,908	1,137
Treasury stock, at cost; 16,214 and 6,767 shares as of September 30, 2006 and December 31, 2005, respectively	(199,409)	(75,218)

Total Stockholders’ Equity	177,169	226,329	(22)%

Total Liabilities and Stockholders’ Equity	$717,868	$702,311	2%

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$81,868	$68,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,640	18,815
Amortization of deferred financing costs	1,479	1,804
Loss on extinguishment of debt	—	717
Amortization of stock-based compensation	2,672	2,312
Allowance for doubtful accounts	2,813	2,286
Deferred income taxes	(2,479)	(909)
Foreign currency adjustments	243	606
Loss on sale of equipment and other	359	574
Changes in operating assets and liabilities:
Accounts receivable	(23,696)	(30,477)
Inventories	18,545	(23,917)
Prepaid expenses and other current assets	573	1,569
Accounts payable	2,572	6,275
Accrued expenses and other	6,765	2,078
Income taxes payable/receivable	22,737	28,375

Net cash provided by operating activities	133,091	79,076

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for trademarks and other intellectual property	(699)	(1,520)
Purchases of property, plant and equipment	(24,159)	(68,139)
Proceeds from sale of equipment	83	327

Net cash used by investing activities	(24,775)	(69,332)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	152,000	73,500
Repayments of long-term revolving credit facility	(55,000)	(22,000)
Repayments of long-term debt	(70,622)	(33,492)
Repayments of Series A Industrial Revenue Bonds	(3,840)	—
Common stock issued, including reissuances of treasury stock	3,401	2,204
Excess tax benefit from stock based compensation	6,189	—
Treasury stock repurchased	(144,000)	—
Payments for deferred financing costs	(698)	(250)

Net cash (used) / provided by financing activities	(112,570)	19,962
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,652	(5,673)

(Decrease) / Increase in cash and cash equivalents	(2,602)	24,033
CASH AND CASH EQUIVALENTS, beginning of period	17,855	28,368

CASH AND CASH EQUIVALENTS, end of period	$15,253	$52,401

Summary of Channel Sales

The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores globally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the third quarter of 2006 compared to 2005:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005	2006	2005
By Sales Channel
Retail	$198,659	$159,446	$139,883	$106,937	$58,776	$52,509
Direct	20,608	23,694	18,214	20,085	2,394	3,609
Healthcare	10,522	10,748	3,099	2,725	7,423	8,023
Third Party	11,128	12,207	3,250	2,576	7,878	9,631

Total	$240,917	$206,095	$164,446	$132,323	$76,471	$73,772

Summary of Product Sales

A summary of net sales by product is reported below:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005	2006	2005
Net Sales
Mattresses	$169,334	$139,162	$122,117	$96,398	$47,217	$42,764
Pillows	29,934	30,950	14,863	12,985	15,071	17,965
Other	41,649	35,983	27,466	22,940	14,183	13,043

Total	$240,917	$206,095	$164,446	$132,323	$76,471	$73,772

Units Sold(1)
Mattresses	196,213	171,939	120,669	95,725	75,544	76,214
Pillows	576,194	650,934	295,022	277,262	281,172	373,672

(1)	Units sold represent net sales after consideration of returned mattresses and pillows and excludes units shipped to fulfill warranty claims and promotional activities.